UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 14, 2009

Adaptec, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-15071	94-2748530
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

691 S. Milpitas Blvd., Milpitas, California, 95035

(Address of principal executive offices including zip code)

(408) 945-8600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Directors

On December 14, 2009, Douglas E. Van Houweling notified Adaptec, Inc. (the “Company” or “Adaptec”) that he is resigning as a member of the Board of Directors (“Board”), effectively immediately. Mr. Van Houweling served on the Governance and Nominating Committee of the Board.

(b) Departure of President and Chief Executive Officer

On December 17, 2009, the Company issued a press release announcing that Subramanian ‘Sundi’ Sundaresh, President and Chief Executive Officer (“CEO”), that his position will be terminated, effective January 4, 2010 (“Separation Date”); however, effective January 5, 2010, Mr. Sundaresh will become a consultant for the Company in order to assist the Company with the ongoing process to sell the Company’s operations. In connection with his termination, the Company and Mr. Sundaresh agreed upon the following severance arrangement in consideration of Mr. Sundaresh signing a general release in favor of the Company (collectively, the “Separation Agreement”): (1) a lump-sum severance payment equal to $460,000, (2) reimbursement of COBRA premium benefit payments for up to one year or until January 31, 2011 (3) acceleration of 398,334 unvested stock options, which will be immediately vested and exercisable on the Separation Date, (4) the exercisability of all vested stock options at the Separation Date will be extended to the later of six months after a closing of a sale of the Company’s operations or September 30, 2010, unless the term of the option expires prior to any of those dates, (5) acceleration of 50,000 unvested restricted stock awards on the Separation Date (6) cancellation of 175,000 unvested restricted stock units on the Separation Date and (7) reimbursement up to $10,000 for legal fees incurred in connection with negotiating the Separation Agreement.

The Company and Mr. Sundaresh will enter into a Consulting Service Agreement dated as of December 21, 2009 (“Consulting Agreement”). The Consulting Agreement provides that Mr. Sundaresh will receive $500 per hour for services provided up through December 31, 2010, and will be reimbursed for reasonable expenses incurred in accordance with the policies and practices of the Company. The Consulting Agreement also provides for Mr. Sundaresh to receive additional compensation based on the achievement of specified objectives, including objectives related to the potential sale or other disposition of certain assets of the Company and its business operations. The Separation Agreement and Consulting Agreement supersede all prior agreements, negotiations and discussions between the parties.

(c) Appointment of Interim Chief Executive Officer

The Board appointed board member John J. Quicke as interim CEO, effective January 4, 2010. Mr. Quicke will not receive additional compensation as interim CEO; however, he will continue to receive compensation as a nonexecutive board member. Mr. Quicke (age 60) has been a member of the Board of Directors of the Company since December 2007. Mr. Quicke is a Managing Director and operating partner of Steel Partners LLC. He has been associated with Steel Partners LLC and its affiliates since September 2005. Mr. Quicke has served as President and CEO of Del Global Technologies Corporation, a designer and manufacturer of medical imaging and diagnostic systems and power conversion subsystems and components, since September 2009. Mr. Quicke has served as a director of Rowan Companies, Inc., an offshore contract driller of oil and gas, since January 2009. He has served as a director of WHX since July 2005, as a Vice President since October 2005 and as President and CEO of its Bairnco Corporation subsidiary from April 2007 to December 2008. Mr. Quicke served as Chairman of the Board of NOVT from April 2006 to January 2008 and served as President and CEO of NOVT from April 2006 to November 2006. He served as a director of Angelica Corporation, a provider of health care linen management services, from August 2006 to July 2008. Mr. Quicke served as a director of Layne Christensen Company, a provider of products and services for the water, mineral construction and energy markets, from October 2006 to June 2007. Mr. Quicke served as a director, President and Chief Operating Officer of Sequa Corporation, a diversified industrial company, from 1993 to March 2004, and Vice Chairman and Executive Officer of Sequa from March 2004 to March 2005. As Vice Chairman and Executive Officer of Sequa, he was responsible for the Automotive, Metal Coating, Specialty Chemicals, Industrial Machinery and Other Product operating segments of the company. From April 2005 to August 2005, Mr. Quicke occasionally served as consultant to Steel Partners LLC and explored other business opportunities.

A copy of the Company’s press release announcing these changes to the Company’s organization is attached as Exhibit 99.1 to this Current Report on Form 8-K.

(e) Compensatory Arrangements with Chief Financial Officer

On December 16, 2009, the Board approved additional performance compensation to Mary L. Dotz, Chief Financial Officer, payable upon achievement of specified objectives, including objectives related to the potential sale or other disposition of certain assets of the Company and its business operations.

Item 8.01.	Other Events.

The Company intends to hold its 2009 Annual Meeting of Stockholders by the end of March 2010.

The Company has retained Blackstone Advisory Partners L.P. as its exclusive financial advisor to assist in the potential sale or other disposition of certain assets of the Company and its business operations.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is filed with this report:

Exhibit No.	Description of Exhibit

99.1	Press Release of Adaptec Inc. dated December 17, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Adaptec, Inc.

By:	/s/ MARY L. DOTZ
Name:	Mary L. Dotz
Title:	Chief Financial Officer

Dated: December 18, 2009

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release of Adaptec Inc. dated December 17, 2009.